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                                                                      EXHIBIT 15




The Board of Directors
J.B. Hunt Transport Services, Inc.


Gentlemen:

Re: Registration Statement No. 33-64950

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 14, 1998 and July 15, 1998 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




                                                       /s/ KPMG PEAT MARWICK LLP




Little Rock, Arkansas
August 14, 1998